U.S. SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                        FORM 8-K


                     CURRENT REPORT


          PURSUANT TO SECTION 13 OR 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 31, 1999


                            eConnect
(Exact name of registrant as specified in its charter)


                              Nevada
          (State or jurisdiction of  incorporation
                         or organization)


                             33-68570
                      (Commission File Number


                            43-1239043
              (I.R.S. Employer Identification Number


2500 Via Cabrillo Marina, Suite 112, San Pedro, California    90731
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number:  (310) 514-9482


 (Former name or former address, if changed since last report)


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

The Registrant has acquired a significant amount of assets, other than in the ordinary course of business, as follows:

(a)  Stock Exchange Agreement.

La Empresa Ranco Plasticos Limitada, a Costa Rica corporation ("Holder"), was the owner of record of 58.33% of the issued and outstanding stock of Isla Escondida, S.A., a Costa Rica Corporation ("IE") ("Stock"). Nevertheless, pursuant to an agreement between Holder, Jamie Ligator and Michael Lanes, one-half (1/2) of the Stock is actually being held in the name of Holder for the benefit of Lanes and the other one-half (1/2) of the Stock is actually being held in the name of Holder for the benefit of Ligator. Effective on August 31, 1999, the Registrant purchased the Stock under a Stock Exchange Agreement. Under this agreement the Registrant agreed to the pay the following for the Stock: Seven Million 7,000,000 shares of free trading common stock of the Registrant, to be deposited into an escrow account with Bank One, N.A. or such other independent third party FDIC insured institution as mutually agreed to by the parties in writing. The Stock is to be held in the escrow account until released as set forth under the provisions of the Stock Exchange Agreement.

Subsequently, the Registrant acquired the remaining 41.67% of the stock of IE directly from the shareholders of that company in a straight stock swap. This entire acquisition was made in connection with the transfer of ownership of the 777WINS.com gaming website to the Registrant.

(b)  Acquisition Agreement.

Effective on September 7, 1999, the Registrant acquired the website known as "artauction.com" from PowerClick, a Nevada corporation, through an Acquisition Agreement. Under this agreement, Registrant paid the following: (a) 1,000,000 shares of free trading common stock of the Registrant; (b) 1,000,000 shares of restricted common stock of the Registrant; and (c) all of the issued and outstanding common stock of eBet.com, Inc., a Nevada corporation, which is owned by the Registrant.

                             SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                     eConnect



Dated: November 12, 1999             By: /s/ Thomas S. Hughes
                                     Thomas S. Hughes, President

                       EXHIBIT INDEX

Exhibit No.    Description

2.1            Stock Exchange Agreement between the Company, La
               Empresa Ranco Plasticos Limitada, Michael Lanes, and Jamie Ligator, dated August 31, 1999 (see below).

2.2            Acquisition Agreement between the Company and
               PowerClick, dated September 7, 1999 (see below).